UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): October 7, 2011 (October 6, 2011)

Penn Virginia Resource Partners, L.P.

(Exact Name of Registrant as Specified in Charter)

Delaware	1-16735	23-3087517
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Five Radnor Corporate Center, Suite 500 100 Matsonford Road, Radnor, Pennsylvania		19087
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (610) 975-8200

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On October 6, 2011 Penn Virginia Resource GP, LLC (the “General Partner”) the general partner of Penn Virginia Resource Partners, L.P. (the “Partnership”) entered into employment agreements (each an “Employment Agreement”) with the following executive officers of the General Partner: William H. Shea, Jr., Chief Executive Officer; Robert B. Wallace, Executive Vice President and Chief Financial Officer; Ronald K. Page, Chief Operating Officer – Midstream; Keith D. Horton, Chief Operating Officer – Coal; and Bruce D. Davis, Jr., Executive Vice President and General Counsel.

Mr. Shea’s and Mr. Wallace’s Employment Agreements replace their previous employment agreements with the General Partner, each dated March 23, 2010 (see Exhibits 10.1 and 10.2 to Current Report on Form 8-K filed on March 24, 2010). Mr. Horton’s and Mr. Page’s Employment Agreements replace their previous Amended and Restated Executive Change in Control Severance Agreements with the General Partner, each dated October 17, 2008 (see Exhibits 10.1 and 10.2 to Current Report on Form 8-K filed on October 22, 2008). Each of Mr. Shea’s and Mr. Wallace’s Employment Agreement has a two-year term, and each Employment Agreement for the other executive officers has a one-year term, all commencing on October 6, 2011, the effective date of each Employment Agreement. Each Employment Agreement is automatically extended for consecutive one-day periods until terminated by notice from the General Partner. If such notice is given, Mr. Shea’s and Mr. Wallace’s Employment Agreement will terminate two years after the date of such notice, and for the other executive officers, one year after the date of such notice. Mr. Shea will be entitled to his current annual salary of $432,400, a target annual cash incentive bonus of 100% of his base salary and a target annual equity incentive of 200% of his base salary. Each of Mr. Horton and Mr. Page will be entitled to their current annual salary of $308,800, respectively, and each of Mr. Wallace and Mr. Davis will be entitled to their current annual salary of $303,650, respectively. Additionally, each of the executive officers (other than Mr. Shea) will be entitled to a target annual cash incentive bonus of 75% of his base salary and a target annual equity incentive of 125% of his base salary. The equity incentive compensation to be granted to each executive officer will be comprised of performance-based and time-based phantom unit awards.

Each Employment Agreement provides change in control severance benefits to the executive officer upon the occurrence of two events (the “Triggering Events”). Specifically, if a change in control (as defined in the Employment Agreement) occurs and, within two years after the date of such change of control, either (i) the executive officer’s employment is terminated other than for cause (as defined in the Employment Agreement) or due to death or disability or (ii) the executive officer terminates his employment for good reason (as defined in the Employment Agreement), then each executive officer will receive a lump sum, in cash, of an amount equal to: (i) three times the sum of his highest annual base salary plus his bonus, calculated using his highest annual targeted bonus percentage and highest annual base salary. The General Partner will also provide certain health and dental benefit-related payments to the executive officer as well as certain outplacement services for up to a two-year period, and all phantom units held by the executive officer would accelerate and immediately vest. Additionally, if the General Partner’s independent registered public accountants determine that any change in control severance payments to be made or benefits to be provided to the executive under the Employment Agreement would result in him being subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, such payments or benefits will, at the election of the executive officer, either be reduced to the extent necessary to prevent him from being subject to such excise tax, or not be reduced, and the executive officer will be responsible for the payment of such excise tax.

Further, if the General Partner terminates an executive officer’s employment without cause, each Employment Agreement provides that the executive officer will receive an amount equal to: (i) one time (or two times for Messrs. Shea and Wallace) the annual base salary in effect immediately prior to termination or as set forth in the Employment Agreement, whichever is greater, payable in monthly installments plus (ii) one time (or two times for Messrs. Shea and Wallace) the executive officer’s bonus, calculated using his highest annual targeted bonus percentage and highest annual base salary. All unvested time-based phantom units held by the executive officer would immediately vest and would be payable in accordance with terms of the executive officer’s underlying phantom unit grant agreement. All unvested performance-based phantom units granted prior to the plan year in which such executive officer’s employment was terminated will vest in accordance with the performance criteria established for the relevant plan year. All unvested performance-based phantom units granted to the executive officer for the plan year in which the executive officer’s employment was terminated will be forfeited. The General Partner will also provide certain health and dental benefit-related payments to the executive officer as well as certain outplacement services for up to a one-year period (two-years for Messrs. Shea and Wallace.)

All severance payments are conditioned on the executive officer entering into a release with the General Partner and his compliance with the non-compete and non-solicitation provisions under the Employment Agreement.

The foregoing descriptions of the Employment Agreements for Messrs. Shea, Wallace, Horton, Page and Davis are qualified in their entirety by each such Employment Agreement, which will be filed as exhibits to the Partnership’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2011.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PENN VIRGINIA RESOURCE PARTNERS, L.P.

By:	Penn Virginia Resource GP, LLC,
its General Partner

	By:	/s/ Bruce D. Davis, Jr.
BRUCE D. DAVIS, JR.
Executive Vice President and General Counsel

Dated: October 7, 2011